Exhibit 99.1
CONTACT: Syntax-Brillian Corporation
Vincent Sollitto, Executive Chairman, 602-389-8888
or
James Li, President and Chief Executive Officer, 909-859-8468
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller, 310-208-2550
Syntax-Brillian Corporation Announces Management Succession
Tempe, Ariz. — October 1, 2007, Syntax-Brillian Corporation (Nasdaq: BRLC) today announced that it has completed the succession plan anticipated in the November 2005 merger between Syntax Groups Corporation and Brillian Corporation by naming Vincent F. Sollitto, Jr. Executive Chairman of the Board and James Li to the position of Chief Executive Officer. Mr. Li will retain the President role. The appointments takes effect immediately.
Mr. Sollitto commented, “This executive succession plan represents the culmination of discussions that James and I have maintained since the merger. The relationships that James has with our strategic partners should bring benefits to the company as we continue to expand our business. I look forward to working with James and our new Chief Financial Officer, Jack Hodgson, as we continue to execute our business plan.”
Mr. Li stated, “I am very excited to take on the role of Chief Executive Officer and appreciate the confidence that the Board has exhibited in me. I am delighted that I will be able to take advantage of Vinny’s knowledge and experience as we move the company forward.”
About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is a leading designer, developer, and distributor of LCD and LCoS™ HDTVs, digital cameras, and microdisplay entertainment products. The company’s lead products include its Olevia™ brand (www.Olevia.com) high definition widescreen LCD and LCoS™ televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products.

Olevia, Brillian, LCoS and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
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